SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 28, 2008

 SINO GAS INTERNATIONAL HOLDINGS, INC.
(Exact name of registrant as specified in Charter)

Utah	000-51364	32-0028823
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employee Identification No.)

No.18 Zhong Guan Cun Dong St.
Haidian District
Beijing 100083, People’s Republic of China
(Address of Principal Executive Offices)

86-10-82600527
(Issuer Telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into Material Definitive Agreements.

On April 22, 2008,Sino Gas International Holdings, Inc., a Utah corporation (the “Company”), through its wholly-owned indirect subsidiary, Beijing Zhong Ran Wei Ye Gas Co., Ltd. (“Beijing Gas”), a limited liability company organized under the laws of the People’s Republic of China (the “PRC”), entered into an agreement with the Qujing Development Investment Co., Ltd. a PRC state-owned company with a registered capital of RMB 0.82 billion (U.S.$ 117.1 million ), and Yunnan Investment Group Co., Ltd, also a PRC state-owned company with a registered capital of RMB 8 billion (U.S.$1.14 million), to set up a new limited liability company to operate in the City of Qujing, Yunnan Province (the “Joint Venture”). The Company will hold a 39% equity interest in this Joint Venture. The initial registered capital of the Joint Venture is RMB 30 million (U.S.$4.29 million). The Company is entitled to appoint three (3) members to the Board of Directors of the Joint Venture to be formed which is slated to have a five- member board. In addition, the General Manager of the Joing Venture will be designated by the Company.

On April 23, 2008, the Companyentered into an agreement with Tongshan Hengxin Jiaye Natural Gas Co., Ltd. (“Tongshan”), a limited liability company organized under the laws of the PRC to acquire all the capital stock of Tongshan for cash at the purchase price of RMB 32.6 million (U.S.$4.66 million). Tongshan is a regional natural gas distributor and developer of natural gas distribution networks in China’s Jiangsu Province.

The information contained in this Current Report on Form 8-K and the exhibits attached hereto shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall such information or such exhibits be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing. The information set forth in or exhibits to this Form 8-K shall not be deemed an admission as to the materiality of any information in this report on Form 8-K that is required to be disclosed solely to satisfy the requirements of Regulation FD.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SINO GAS INTERNATIONAL HOLDINGS, INC.

Date: April 28, 2008	By:	/s/ Yuchuan Liu
Name: Yuchuan Liu
Title: Chief Executive Officer